EXHIBIT 10.5

                                                     VIA TELECOPIER
                                                          April 20, 1993


Confidential

Mr. Joseph W. Semmer
President and
 Chief Executive Officer
Hall-Mark Electronics Corporation
11333 Pagemill Road
Dallas, Texas 75243

                          Re: Employment Agreements

Dear Joe:

In accordance with our telephone conversation last night, this is to confirm that upon the closing of the merger Avnet fully intends to assume the employment agreements in existence for the six management people who currently have agreements with Hall-Mark -- namely, Joseph W. Semmer, Charles
B. Smith, George E. Privett, Bruce Evashevski, Scott A. Turpin and Bill B. Phillips.

With respect to Messrs. Semmer, Smith, Privett, Evashevski and Turpin, Avnet intends to guarantee that during the period July 1, 1993 to June 30, 1994 their minimum incentive compensation payments will not be less than the Hall-Mark incentive each would have received for that period assuming that Hall-Mark had annual earnings of $2.50 per share. Mr. Phillips will be assured that his total compensation for the same period (July 1, 1993 to June 30, 1994) will not be less than his total compensation for calendar year 1992.

I hope you will find this letter to be assistance to you. If you need further information or have additional questions, please do not hesitate to call me.


                                   Cordially,



                                   s/David
                                   David R. Birk

DRB/me
cc:   Mr. Roy Vallee